UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

Greenway Medical Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-35413

Delaware	58-2412516
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

121 Greenway Boulevard
Carrollton, GA 30117
(Address of principal executive offices, including zip code)

(770) 836-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On September 24, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Greenway Medical Technologies, Inc. (the “Company”) approved the 2013 Incentive Bonus Plan (the “Bonus Plan”).

    The Bonus Plan is designed to provide a financially attractive and equitable component to the total compensation packages of executive officers, to reward the participants for significantly contributing to the attainment of the Company’s corporate objectives, and to enhance the Company’s presence in the marketplace. The Bonus Plan contains three primary components: (i) Company sales bookings which constitutes 45% of the overall bonus consideration, (ii) Company revenue which constitutes 25% of the overall bonus consideration, and (iii) Company EBITDA which constitutes 30% of the overall bonus consideration. Together with senior management, at the beginning of the 2013 fiscal year, the Compensation Committee developed targeted levels of the Company’s sales bookings, revenue, and EBITDA. The Compensation Committee and the Board believe the 2013 targets are appropriately challenging to achieve and yet provide appropriate incentive for performance, in that they require significantly improved financial performance compared to prior years. The target bonus amount for W. Thomas Green, Jr., James A. Cochran, and Gregory Schulenburg is equal to 50% of base salary, while the target bonus amount for Wyche T.  Green, III is equal to 60% of his base salary, and the target bonus amount for William G. Esslinger, Jr. is 40% of his base salary.

    As a threshold matter, no bonuses are paid unless the Company achieves a minimum level of EBITDA (such EBITDA minimum to be calculated after taking into account all bonuses to be paid under the current year’s plan) as set by the Compensation Committee. Assuming such minimum EBITDA level is achieved, upon achievement of at least 90% of the sales bookings target, 45% of the executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the sales bookings target. In addition, assuming the minimum EBITDA level is achieved, upon the Company’s achievement of at least 95% of the revenue target, 25% of the named executive officer’s bonus would be awarded based upon the Company’s percentage achievement of the revenue target.  Finally, assuming the Company achieves actual revenue of at least 90% of the revenue target, upon at least 92.5% achievement of the EBITDA target, 30% of the named executive officer’s bonus would be awarded depending on the Company’s percentage achievement of the EBITDA target. The maximum bonus payable to a named executive officer under the Bonus Plan is 200% of the target bonus.

    The form of Bonus Plan is filed with this report as Exhibit 10.1 and incorporated by reference herein. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

    Additionally, on September 24, 2012, the Compensation Committee approved the terms of a long-term incentive plan for the 2013 fiscal year. As such, during the 2013 fiscal year named executive officers, other than the President and CEO, were to receive an equity grant of stock options having a value of approximately 130% of base salary. The President and CEO was to receive an equity grant of stock options of approximately 230% of base salary.  In connection with the 2013 long-term incentive plan, on September 24, 2012 the Compensation Committee granted the following option awards pursuant to the Company’s 2011 Stock Plan that vest over four years, with 25% vesting in September 2013 and the remainder vesting over three years thereafter in monthly installments: Wyche T. Green, III received options for 106,000 shares; James A. Cochran received options for 41,000 shares; W. Thomas Green, Jr. received options for 43,000 shares; Gregory H. Schulenburg received options for 42,000 shares; and William G. Esslinger, Jr. received options for 32,000 shares.  The strike price for these options is $15.99.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Form of 2013 Incentive Bonus Plan.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greenway Medical Technologies, Inc.

Date: September 28, 2012	By:	/s/ William G. Esslinger, Jr.
William G. Esslinger, Jr.
Vice President, General Counsel and Secretary